Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - February 2012

Series Deal Size Expected Maturity	2003-4 $725MM 10/15/2013

Yield		17.80%
Less:	Coupon	0.61%
	Servicing Fee	1.50%
	Net Credit Losses	4.01%
Excess Spread:
	February-12	11.68%
	January-12	10.44%
	December-11	11.20%
Three Month Average Excess Spread		11.11%

Delinquency:
	30 to 59 Days	0.60%
	60 to 89 Days	0.53%
	90+ Days	1.29%
	Total	2.42%

Principal Payment Rate		21.46%